UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2026

T. Rowe Price OHA Select Private Credit Fund
(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01561	88-6521578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue, 16th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 326-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

March 2026 Distributions

On March 23, 2026, T. Rowe Price OHA Select Private Credit Fund (the “Company”) declared regular and variable supplemental distributions per share for each class of its common shares of beneficial interest (the “Shares”) outstanding in the amounts per share set forth below:

	Gross Distribution - Regular	Shareholder Servicing and/or Distribution Fee	Net Distribution - Regular	Variable Supplemental Distribution	Net Distribution - Total

Class I Common Shares	$0.2000	-	$0.2000	$0.0300	$0.2300
Class S Common Shares	$0.2000	$0.0186	$0.1814	$0.0300	$0.2114
Class D Common Shares	$0.2000	$0.0055	$0.1945	$0.0300	$0.2245

The regular and variable supplemental distributions for each class of Shares outstanding are payable on or about April 30, 2026 to Class I, Class S and Class D common shareholders of record as of March 31, 2026. The Company has adopted a distribution reinvestment plan that provides for the reinvestment of cash distributions. These distributions will be paid in cash or reinvested in Class I, Class S and Class D Shares of the Company for shareholders participating in the Company’s distribution reinvestment plan.

Item 8.01.	Other Events.

Net Asset Value

The net asset value (“NAV”) per share for each class of Shares of the Company as of February 28, 2026, as determined in accordance with the Company’s valuation policy, is $26.33.

As of February 28, 2026, the Company’s aggregate NAV was $1,622.4 million, the fair value of its investment portfolio was $3,008.6 million, and it had principal debt outstanding of $1,413.6 million, resulting in a debt-to-equity ratio of approximately 0.87 times.

Status of Offering

The Company is currently publicly offering on a continuous basis up to $2.5 billion in Shares (the “Offering”). The following table lists the approximate Shares issued and total consideration for the Offering and in connection with private placements of Shares as of the date of this filing (through the March 2, 2026 subscription date). The Company intends to continue selling Shares in the Offering on a monthly basis. The table below does not include Shares sold through the Company’s distribution reinvestment plan.

	Common Shares Issued	Total Consideration (in $ millions)
Class I Shares	49,452,883	$1,351.7
Class S Shares	4,729,552	$129.4
Class D Shares	6,959,516	$187.4

Credit Ratings

On February 27, 2026, Fitch, Inc. (“Fitch”) published a long-term issuer default rating of ‘BBB-’ to the Company with a rating outlook of stable.1, 2 Fitch cited the Company’s affiliations with Oak Hill Advisors, L.P. and T. Rowe Price Group, Inc., its focus on senior debt investments, its appropriate leverage, and its experienced management as factors that contributed to the rating.

On March 13, 2026, Investor Services, Inc. (“Moody’s”) assigned a long-term issuer rating of ‘Baa3’ to the Company with a rating outlook of stable.1, 3

1 Credit ratings are statements of opinion, are not statements of fact, and may be subject to revision or withdrawal at any time. Credit ratings are not investment advice and do not constitute recommendations to purchase, hold, or sell securities. The underlying private credit loans within the Company are not rated. The Company has provided compensation directly to Fitch and Moody’s for assessment of its credit rating.

2 The Company’s rating from Fitch was provided on February 27, 2026. Fitch provides issuer default ratings from a range of AAA (highest) to D (lowest). A BBB- rating is considered good credit quality, and reflects Fitch’s opinion that an issuer has low expectations of default risk. Please refer to https://www.fitchratings.com/products/rating-definitions for more information.

3 The Company’s rating from Moody’s was provided on March 13, 2026. Moody’s provides issuer default ratings from a range of Aaa (highest) to C (lowest). A Baa3 rating is considered medium-grade, and reflects Moody’s judgement that an issuer is subject to moderate credit risk with an acceptable ability to repay short-term obligations. Please refer to https://ratings.moodys.com/rating-definitions for more information.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price OHA Select Private Credit Fund

Date: March 27, 2026	By:	/s/ Amaka Dike
Name:	Amaka Dike
Title:	Chief Financial Officer